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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                               CONMED CORPORATION
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                    207410101
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                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ] Rule 13d - 1(b)
                               [X] Rule 13d - 1(c)
                               [ ] Rule 13d - 1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. CUSIP No. 207410101      SCHEDULE 13G        Page   2   of   5   Pages
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          IMAGYN MEDICAL TECHNOLOGIES, INC.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    180,000
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     NONE
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   180,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               NONE
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          180,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



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Item 1(a)      Name of Issuer:                 CONMED CORPORATION

Item 1(b)      Address of Issuer's Principal
               Executive Offices:

                                               310 BROAD STREET
                                               UTICA, NEW YORK 13501


Item 2(a)      Name of Person Filing:          IMAGYN MEDICAL TECHNOLOGIES, INC.

Item 2(b)      Address of Principal Business
               Office or, if None, Residence:
                                               1 PARK PLAZA, SUITE 1100
                                               IRVINE, CALIFORNIA 92614

Item 2(c)      Citizenship:    DELAWARE

Item 2(d)      Title of Class of Securities:   COMMON STOCK

Item 2(e)      CUSIP Number:   207410101

Item 3 If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

               NOT APPLICABLE.

Item 4         Ownership.

               (a)    Amount of Beneficially Owned: 180,000

               (b) Percent of Class:0.7% (BASED ON THE NUMBER OF SHARES OUTSTANDING AS REPORTED ON THE ISSUER'S FORM 10-Q FOR THE QUARTER ENDED DECEMBER 31, 2001)

               (c)    Number of shares as to which such person has:


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                      (i)    sole power to vote or to direct the vote: [______]

                      (ii)   shared power to vote or to direct the vote:0

                      (iii) sole power to dispose or to direct the disposition of: [______]

                      (iv) shared power to dispose or to direct the disposition of: 0

Item 5         Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

               NOT APPLICABLE.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               NOT APPLICABLE.

Item 8         Identification and Classification of Members of the Group.

               NOT APPLICABLE.

Item 9         Notice of Dissolution of Group.

               NOT APPLICABLE.

Item 10        Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2002


                             IMAGYN MEDICAL TECHNOLOGIES, INC.

                             By: /s/ Kevin M. Higgins
                             Kevin M. Higgins, Secretary







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